Exhibit 99.1

Chinese Government Issues a New Policy as a Method to Help Prevent Large Declines in Hog Prices

NEW YORK, Jan. 26 /PRNewswire-Asia/ -- AgFeed Industries, Inc. (Nasdaq: FEED - News), the largest commercial hog producer and the largest premix feed company in China, today commented on a recently released Chinese central government administrative regulation that could prevent large declines in hog prices with a view toward stabilizing hog production and hog prices in order to protect the interests of hog farms.

"The action taken by the Chinese government," stated Dr. Songyan Li, AgFeed's Chairman, "underscores the importance of pork to the Chinese economy and the dietary preferences of the people of China. We are pleased that the government has taken this action and we are hopeful that these measures will result in a stabilization of our pork prices and have a positive impact on our operations going forward." Gerry Daignault, AgFeed's COO adds that, "the recent government action gives confidence to AgFeed's future investment plans, which include modernization of our pork production facilities, investment in our employees, environmental programs and bio security. These actions are part of our effort to, among other things, assure consistent high quality and safe pork."

The Chinese regulation sets out measures to be taken in the event that certain levels of hog price declines occur. Decline levels are based on pre-established "Grain-to-Hog" price ratios, the number of slaughtered sows and monthly sow inventories. Depending on the severity of any decreases in hog prices, the Chinese government shall implement one or more of the following strategic initiatives: publish hog price decline warnings, purchase market hogs for its strategic reserve, grant subsidies to farms, or adjust pork imports and exports. The government may also take other remedial action. In the event of a sever drop in hog prices, hog farms in the largest hog producing areas will receive a subsidy of $15 for each gestation sow and nationally designated hog breeding farms will receive a subsidy of $15 for each breeding boar.

As part of the regulation, the Government vowed to promote the collaboration between large pork consuming areas and large hog producing areas. For example, large pork consuming areas are encouraged to sign long-term supply agreements with large hog producing areas and to set up hog production plants in large hog producing areas. In addition, hog farms are encouraged to negotiate long-term sales contracts with slaughter houses and wholesale markets to maintain hog price stability. In addition, the Government plans to strengthen pork quality inspection to ensure feed safety and to address unreasonable government taxes and fees to hog raising, transportation, slaughtering and hog sales.

ABOUT AGFEED INDUSTRIES, INC.

NASDAQ Global Market listed AgFeed Industries (www.agfeedinc.com) is a U.S. company with its primary operations in China. AgFeed has two profitable business lines -- premix animal feed and hog production. AgFeed is China's largest commercial hog producer in terms of total annual hog production as well as the largest premix feed company in terms of revenues. China is the world's largest hog producing country that produces over 600 million hogs per year, compared to approximately 100 million hogs in the U.S. China also has the world's largest consumer base for pork consumption. Over 65% of total meat consumed in China is pork. Hog production in China enjoys income tax free status. The pre-mix feed market in which AgFeed operates is an approximately $1.6 billion segment of China's $40 billion per year animal feed market, according to the China Feed Industry Association.

SAFE HARBOR DISCLOSURE NOTICE: This release contains forward-looking information about the Company's financial results and estimates, business plans and prospects that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target," "forecast" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans and prospects. Among the factors that could cause actual results to differ materially are the following: the availability and prices of live hogs, raw materials, fuel and supplies; food safety; livestock disease; live hog production costs; product pricing; the competitive environment and related market conditions; operating efficiencies; interest rate and foreign currency exchange rate fluctuations; access to capital; the cost of compliance with environmental and health standards; actions of the PRC government; governmental laws and regulations affecting our operations, including tax obligations; the ability to make effective acquisitions at the prices we expect and successfully integrate newly acquired businesses into existing operations; the success of our research and development activities; changes in generally accepted accounting principles; uncertainties related to general economic, political, business, industry, regulatory and market conditions; any changes in business, political and economic conditions due to the threat of terrorist activity; and other risks and uncertainties described in the Company's Annual Report on Form 10-K for the year ended December 31, 2007 and in its subsequent Quarterly Reports on Form 10-Q. Readers are cautioned not to place undue reliance on forward-looking statements because actual results may differ materially from those expressed in, or implied by, the statements. Any forward-looking statement that the Company makes speaks only as of the date of such statement, and the Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

        Contact Information:
        Gerry Daignault
        Chief Operating Officer
        AgFeed Industries, Inc.
        Tel: 615-480-7847